Exhibit 99(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of the
HSBC Investor Funds:

We consent to the use of our report dated December 21, 2009 for the HSBC Investor LifeLine Funds, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ KPMG LLP

Columbus, Ohio
January 18, 2010